Exhibit (a)(14)

Amended and Restated Establishment and Designation of Series and Classes

BLACKROCK MUNICIPAL SERIES TRUST

WHEREAS, BlackRock Strategic Municipal Opportunities Fund (the “Fund”) has heretofore been duly established by the Trustees of BlackRock Municipal Series Trust (the “Trust”), acting pursuant to Section 6.2 of the Declaration of Trust of the Trust, dated August 14, 1986, as amended (the “Declaration”), as the sole series of the Trust;

WHEREAS, pursuant to that certain Establishment and Designation of Classes amended and restated as of November 14, 2017 (the “Prior Designation”), the shares of beneficial interest of the Fund par value $.10 per share (the “Shares”), had been divided into six classes of shares as named in the Prior Designation;

WHEREAS, the Trustees of the Trust authorized the conversion of all outstanding Investor B Shares of the Fund into Investor A1 Shares as of June 10, 2013 with notice to shareholders and the further permanent closure of Investor B Shares to new investments, and further, at a meeting held on November 13, 2018, a majority of the Trustees of the Trust approved the termination of Investor B Shares as a class of the Fund, there being no shares of such class outstanding.

NOW THEREFORE, the undersigned Secretary of the Trust does hereby certify that following the actions referenced above, the series and classes of the Trust set forth below have heretofore been established and designated by the Trustees of the Trust in accordance with the Trust’s Declaration, and that such series and classes remain in effect as of the date hereof, and that the Trust is authorized to issue an unlimited number of shares of beneficial interests of each such class of the Fund:

1.       BlackRock Strategic Municipal Opportunities Fund has been designated as the sole series of the Trust.

2.	The classes of Shares of BlackRock Strategic Municipal Opportunities Fund established and designated (each a “Class”) are as follows:

(a)	Investor A Shares

(b)	Investor A1 Shares

(c)	Investor C Shares

(d)	Class K Shares

(e)	Institutional Shares

3.	The Shares of each Class of the Fund shall be entitled to all of the rights and preferences accorded to Shares under the Declaration of Trust.

4.

The purchase price, the method of determination of net asset value, the price, terms and manner of redemption, and the relative dividend rights of holders of the Shares of each Class shall be established by the Trustees of the Trust from time to time in accordance with the provisions of the Declaration of Trust and shall be set forth in the prospectus and statement of additional information of the Trust relating to such Class of the Fund contained in the Trust’s most recent effective registration statement under the Securities Act of 1933, as amended, with respect to such Class, as such prospectus and statement of additional information may be supplemented or modified from time to time.

5.

Shares of each Class of the Fund shall vote together as a single class except that shares of a Class may vote separately on matters affecting only that Class and shares of a Class not affected by a matter will not vote on that matter.

6.	A Class of the Fund may be terminated by the Trustees by written notice to the shareholders of the Class.

7.	This Amended and Restated Establishment and Designation of Series and Classes is effective on the 13th day of November, 2018.

IN WITNESS WHEREOF, the undersigned has executed this instrument on behalf of the Trust as of the 10th day of December, 2018.

BLACKROCK MUNICIPAL SERIES TRUST

/s/ Benjamin Archibald
By:	Benjamin Archibald
Secretary

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